CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-106576 and 811-21386) of our report dated December 29, 2015 on the financial statements and financial highlights of Dreyfus Research Long/Short Equity Fund (the sole series comprising Dreyfus Manager Funds I) (the “Fund”) included in the Fund’s annual report for the fiscal year ended October 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 24, 2016